UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13, 15(d), or 37 of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2010

TENNESSEE VALLEY AUTHORITY
(Exact name of registrant as specified in its charter)

A corporate agency of the United States created by an act of Congress (State or other jurisdiction of incorporation or organization)	000-52313 (Commission file number)	62-0474417 (IRS Employer Identification No.)

400 W. Summit Hill Drive Knoxville, Tennessee (Address of principal executive offices)		37902 (Zip Code)

(865) 632-2101
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Matters

The TVA Board of Directors (the “Board”) during its June 10, 2010 meeting changed TVA’s Bylaws to:  1) modify the schedule for selecting a new Board chairman; 2) modify the procedure for appointing members of Board committees; 3) require that outside advisors to a Board committee be engaged in accordance with Board-approved guidance and that termination of any such outside advisors be approved by the Board no sooner than at the next regularly scheduled Board meeting after the motion has been introduced, except for advisors to the audit committee which has independent authority to engage and terminate advisors; and 4) provide that votes on motions to amend the Bylaws may be taken no sooner than at the next Board meeting after the motion has been introduced.  The amendments to the Bylaws are detailed below.

•	The fourth and fifth sentences of section 1.1 previously read:

The term of the first Chairman selected under the provisions of Section 2(a)(2) of the TVA Act shall expire on May 18, 2008, unless the Board decides otherwise; and each subsequent term of a Chairman of the Board shall expire on May 18 of each subsequent even-numbered calendar year.  A Chairman’s successor shall be selected by the Board at least ninety (90) calendar days prior to the end of the term of the then current Chairman; provided, however, that if the position of Chairman should become vacant prior to the end of a term due to resignation or any other reason, the Board shall, not later than thirty (30) calendar days after the date upon which such vacancy occurs, select a new Chairman to serve out the remainder of the current term.

These sentences now read:

The term of the first Chairman selected under the provisions of Section 2(a)(2) of the TVA Act shall expire on May 18, 2008, and each subsequent term of a Chairman of the Board shall expire on May 18 of each subsequent even-numbered calendar year, unless the Board decides otherwise.  A Chairman’s successor shall be selected by the Board at least thirty (30) calendar days prior to the end of the term of the then current Chairman; provided, however, that if the position of Chairman should become vacant prior to the end of a term due to resignation or any other reason, the Board shall, not later than thirty (30) calendar days after the date upon which such vacancy occurs, select a new Chairman to serve out the remainder of the current term.

•	The third and fourth sentences of section 2.1 previously read:

The Chairman of the Board, in consultation with the Chairman of the committee assigned oversight responsibility for the governance function, shall appoint Board members to serve on each committee.  All appointees for the initial membership of committees newly-established by the Board, and all appointees to fill all current committee vacancies at any time that such vacancies may occur, shall be submitted by the Chairman of the Board to the Board for its approval as a single slate of appointees.

These sentences now read:

The Chairman of the Board shall appoint Board members to serve on each committee.  All appointees for the membership of committees, and any changes to committee membership, shall be submitted by the Chairman of the Board to the Board for its approval as a single slate of appointees.

•	Section 2.3 has been added, which reads as follows:

Section 2.3   Committee Retention of Outside Advisors.  It is recognized that the committees of the Board may require the engagement of outside advisors with certain expertise to assist such committees and the Board in competently addressing their responsibilities and duties.  The engagement of outside advisors will be made in accordance with Board-approved guidance.  Because the Board deems it prudent and appropriate to ensure stability and continuity in its outside advisors in light of transitions in membership on the Board, the termination of the engagement of an outside advisor during the term of an engagement contract with a Board committee will require approval by the Board of Directors.  To provide for notice and consideration, a vote on a motion to approve any such termination shall be taken no earlier than the next regularly scheduled meeting of the Board following the meeting at which such motion is presented.   None of the provisions of this section are applicable to the audit committee of the Board of Directors, which shall have independent authority to engage and terminate engagement of its outside advisors.

•	A second sentence has been added to section 6.8, which reads as follows:

To provide for notice and consideration, a vote on a motion to approve any amendments of the Bylaws shall be taken no sooner than the next meeting of the Board following the meeting at which such motion is presented.

A copy of the Bylaws marked to reflect the amendments is filed as Exhibit 3.1.

Item 9.01 Financial Statements and Exhibits

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
3.1	TVA’s Bylaws adopted by the Board on May 18, 2006, as amended on April 3, 2008, May 19, 2008, and June 10, 2010 (marked to reflect the June 10, 2010 amendments).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 15, 2010	Tennessee Valley Authority
(Registrant)

/s/ John M. Thomas III
John M. Thomas III
Chief Financial Officer

EXHIBIT INDEX

This exhibit is filed pursuant to Item 8.01 hereof.

EXHIBIT NO.	DESCRIPTION OF EXHIBIT
3.1	TVA’s Bylaws adopted by the Board on May 18, 2006, as amended on April 3, 2008, May 19, 2008, and June 10, 2010 (marked to reflect the June 10, 2010 amendments).